EXHIBIT 23.3

AWARENESS NOTICE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 6, 2005

Petroleum Development Corporation

Bridgeport, West Virginia

RE:  Form S-8 related to the registration of shares for the 2005 Non-Employee Director Restricted Stock Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 5, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Pittsburgh, Pennsylvania